Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-61080 and 333-162169) on Form S-8 of Qualstar Corporation of our report dated August 31, 2011, relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K of Qualstar Corporation for the year ended June 30, 2011.

/s/  SingerLewak LLP
Los Angeles, California
August 31, 2011